Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-225718 and 333-224140) on Form S-8 and (No. 333-256364) on Form S-3 of our report dated February 22, 2023, with respect to the consolidated financial statements of LHC Group, Inc. and the effectiveness of internal control over financial reporting.
Baton Rouge, Louisiana
February 22, 2023